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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 6, 2003, relating to the financial statements and financial highlights which appears in the April 30, 2003 Annual Report to Shareholders of Cambiar Opportunity Fund, Cambiar International Equity Fund and Chicago Asset Management Value Portfolio, three of the portfolios constituting The Advisors' Inner Circle Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountant", "Experts" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
August 27, 2003